Exhibit 2.5

AMENDMENT NO. 1

to

COMBINATION AGREEMENT

This Amendment (this “Amendment”) to the Combination Agreement (as defined below) by and among Taylor & Martin Group, Inc., a Delaware corporation (“Founder”), Image Microsystems, Inc., a Texas corporation (“Partner Company”), and Alex Abadi (“Partner Company Stockholder”) is hereby entered into and effective as of May 10, 2012. Capitalized terms used and not defined herein shall have the mean ascribed to such terms in the Combination Agreement.

WHEREAS, Founder, Partner Company and Partner Company Stockholder are party to that certain Combination Agreement dated February 6, 2012 (the “Combination Agreement”); and

WHEREAS, Founder, Partner Company and Partner Company Stockholder have agreed to change the calculation, composition and amount of Consideration payable to Partner Company pursuant to the Combination Agreement;

WHEREAS, Section 10.2(h) of the Combination Agreement provides, in part, that Founder shall enter into an amendment to the Combination Agreement if Founder enters into a combination agreement with an equityholder of a Combining Partner Company with Key Indemnification Provisions which are more favorable to such equityholder than those set forth in the Combination Agreement;

WHEREAS, Founder has entered into a combination agreement with an equityholder of a Combining Partner Company with Key Indemnification Provisions which are more favorable to such equityholder than those set forth in the Combination Agreement; and

WHEREAS, Founder, Partner Company and Partner Company Stockholder desire to amend the Combination Agreement to (i) conform the Key Indemnification Provisions pursuant to Section 10.2(h) of the Combination Agreement, and (ii) extend the deadline for Partner Company to transfer to Partner Company Subsidiary all of the assets and liabilities of Partner Company, other than those assets and liabilities associated with the Kyle Operations set forth on Section 6.14(a) to the Partner Company Disclosure Schedule.

NOW, THEREFORE, in consideration of the promises and agreements herein contained, the parties hereby agree as follows:

1. Amendment of Combination Agreement.

(a) The Combination Agreement is hereby amended by deleting the definition of “Purchase Price” in Article I in its entirety and replacing it with the following:

““Purchase Price” means (a) $18,000,000 in cash payable in immediately available funds, and (b) that number of shares of Founder Stock (rounded to the nearer whole share) as shall be determined by dividing $20,000,000 by the IPO Price. The reaffirmation of the representations set forth in Section 6.11 by Partner Company will also constitute its approval of the amount of the Purchase Price reflected in the draft Registration Statement reviewed by it prior to the filing of the Registration Statement with the SEC.”

(b) The Combination Agreement is hereby amended by deleting Section 2.1 in its entirety and replacing it with the following:

“ Section 2.1 Consideration for Shares of Partner Company Subsidiary Interests.

Pursuant to the terms of this Agreement, at the Closing: (a) Partner Company will transfer, convey, assign and deliver to Founder all issued and outstanding Partner Company Subsidiary Interests, free and clear of all Encumbrances, together with stock powers duly endorsed by Partner Company so that the Partner Company Subsidiary Interests may be duly registered in Founder’s name, and (b) Founder will acquire the Partner Company Subsidiary Interests from Partner Company for (i) the Purchase Price, subject to adjustment as set forth in Section 2.2, 2.3 and 2.5 and (ii) the Earnout Stock, issuable, if at all, as provided in Section 2.7. The Partner Company Subsidiary Interests owned and to be exchanged by Partner Company are set forth in Section 2.1 of Partner Company Disclosure Schedule.”

(c) The Combination Agreement is hereby amended by deleting Section 2.2 in its entirety and replacing it with the following:

“ Section 2.2 Certificate Regarding Indebtedness and Purchase Price Adjustment.

At least ten business days prior to the Closing, Partner Company and Partner Company Stockholder shall certify in writing to Founder the aggregate Indebtedness of Partner Company Subsidiary outstanding as of that date (the “Indebtedness Measurement Date”) (the “Partner Company Subsidiary Indebtedness”), and the amount of cash deliverable to Partner Company as set forth in Section 2.1 of this Agreement shall be reduced by the amount of such Partner Company Subsidiary Indebtedness.”

(d) The Combination Agreement is hereby amended by deleting Section 2.7 in its entirety and replacing it with the following:

“ Section 2.7 Earnout Payment.

(a) If, for the period commencing on January 1, 2013 and ending on and including December 31, 2013 (the “2013 Earnout Period”), the adjusted EBITDA of Partner Company Subsidiary calculated by Founder (the “2013 Actual”) is:

(i) less than the greater of (A) the product obtained by multiplying the 2011 EBITDA by 115% and (B) the adjusted EBITDA of Partner Company Subsidiary calculated by Founder for the period commencing on January 1, 2012 and ending on and including December 31, 2012 (the “2013 Floor”), then Partner Company shall not be entitled to any additional consideration for the 2013 Earnout Period;

(ii) greater than (A) the 2013 Floor but less than (B) the product obtained by multiplying the 2013 Floor by 115% (the “2013 Target”), then Partner Company shall be entitled to additional consideration in the form of Founder Stock (“Earnout Stock”), which shall be prorated using the following formula:

$2,000,0000 x	(2013 Actual)
(2013 Target)

; or

(iii) equal to or greater than the 2013 Target, then Partner Company shall be entitled to additional consideration in the form of Earnout Stock equal to $2,000,0000.

The lowest of the values determined in the immediately preceding clause (i), (ii) and (iii) is hereinafter referred to as the “2013 Earnout Value”. To the extent that the 2013 Earnout Value is greater than zero, Partner Company shall be entitled to such number of shares of Earnout Stock (rounded to the nearer whole share) that shall be determined by dividing (y) the 2013 Earnout Value by (z) the average of the daily volume-weighted average prices of the Founder Stock on the New York Stock Exchange for the twenty consecutive trading days prior to and including the second trading day prior to December 31, 2013, rounded to the nearer whole cent. If earned as provided in this Section 2.7(a), the Earnout Stock for the 2013 Earnout Period shall be issued not later than March 31, 2014.

(b) If, for the period commencing on January 1, 2014 and ending on and including December 31, 2014 (the “2014 Earnout Period”), the adjusted EBITDA of Partner Company Subsidiary calculated by Founder (the “2014 Actual”) is:

(i) less than the greater of the 2013 Actual and the 2013 Floor (the “2014 Floor”), then Partner Company shall not be entitled to any additional consideration for the 2014 Earnout Period;

(ii) greater than (A) the 2014 Floor but less than (B) the product obtained by multiplying the 2014 Floor by 115% (the “2014 Target”), then Partner Company shall be entitled to additional consideration in the form of Earnout Stock, which shall be prorated using the following formula:

$2,000,0000 x	(2014 Actual)
(2014 Target)

; or

(iii) equal to or greater than the 2014 Target, then Partner Company shall be entitled to additional consideration in the form of Earnout Stock equal to $2,000,0000.

The lowest of the values determined in the immediately preceding clause (i), (ii) and (iii) is hereinafter referred to as the “2014 Earnout Value”. To the extent that the 2014 Earnout Value is greater than zero, Partner Company shall be entitled to such number of shares of Earnout Stock (rounded to the nearer whole share) that shall be determined by dividing (y) the 2014 Earnout Value by (z) the average of the daily volume-weighted average prices of the Founder Stock on the New York Stock Exchange for the twenty consecutive trading days prior to and including the second trading day prior to December 31, 2014, rounded to the nearer whole cent. If earned as provided in this Section 2.7(b), the Earnout Stock for the 2014 Earnout Period shall be issued not later than March 31, 2015.

(c) If, for the period commencing on January 1, 2015 and ending on and including December 31, 2015 (the “2015 Earnout Period”), the adjusted EBITDA of Partner Company Subsidiary calculated by Founder (the “2015 Actual”) is:

(i) less than the greater of the 2014 Actual and the 2014 Floor (the “2015 Floor”), then Partner Company Stockholder shall not be entitled to any additional consideration for the 2015 Earnout Period;

(ii) greater than (A) the 2015 Floor but less than (B) the product obtained by multiplying the 2015 Floor by 115% (the “2015 Target”), then Partner Company shall be entitled to additional consideration in the form of Earnout Stock, which shall be prorated using the following formula:

$2,000,0000 x	(2015 Actual)
(2015 Target)

; or

(iii) equal to or greater than the 2015 Target, then Partner Company shall be entitled to additional consideration in the form of Earnout Stock equal to $2,000,0000.

The lowest of the values determined in the immediately preceding clause (i), (ii) and (iii) is hereinafter referred to as the “2015 Earnout Value”. To the extent that the 2015 Earnout Value is greater than zero, Partner Company shall be entitled to such number of shares of Earnout Stock (rounded to the nearer whole share) that shall be determined by dividing (y) the 2015 Earnout Value by (z) the average of the daily volume-weighted average prices of the Founder Stock on the

New York Stock Exchange for the twenty consecutive trading days prior to and including the second trading day prior to December 31, 2015, rounded to the nearer whole cent. If earned as provided in this Section 2.7(c), the Earnout Stock for the 2015 Earnout Period shall be issued not later than March 31, 2016.

(d) For the avoidance of doubt, in no event shall the sum of the 2013 Earnout Value, the 2014 Earnout Value and the 2015 Earnout Value exceed $6,000,000. The Earnout Stock issued, if any, shall be treated for all Tax purposes as additional consideration for the Partner Company Subsidiary Interests.

Founder shall (i) maintain the Business through Partner Company Subsidiary as a separate entity until the expiration of the 2015 Earnout Period, (ii) conduct the operations of the Business after the Closing in good faith and not in a manner that is intended to reduce the 2013 Earnout Value, the 2014 Earnout Value or the 2015 Earnout Value and (iii) keep complete and separate books and records for the Business which fairly present in all material respects the financial condition thereof.”

(e) The Combination Agreement is hereby amended by deleting Section 10.1 in its entirety and replacing it with the following:

“Section 10.1 Survival.

The representations, warranties and covenants of the parties hereto contained in this Agreement or any other agreement or certificate delivered at the Closing shall survive only for 18 months following the Closing Date; provided, however, that (a) the representations, warranties and covenants relating to inventory shall survive only for 12 months following the Closing Date; (b) the representations and warranties contained in Section 4.25 and Section 5.12 relating to Taxes shall survive 90 days beyond the applicable statute of limitations; (c) the covenants contained in Article IX (Tax and Employee Benefit Plan Covenants), Article XII (Noncompetition) and Article XIII (Nondisclosure of Confidential Information) shall survive until the fifth (5th) anniversary of the Closing Date. For the avoidance of doubt the provisions of this Article X shall survive for only so long as a claim may be brought under this Article X. Irrespective of any other provisions in this Agreement, the parties agree that any claim by Founder against the Partner Company Stockholder (w) for any claim related to inventory, may not be asserted after 12 months from the Closing Date; (x) that any claim related to taxes may not be asserted after six months after the applicable statute of limitations related to tax matters; (y) as to any claims under Section 12.1 or 13.1, may not be asserted after five years from the Closing Date; and (z) any other claim of any type and description may not be asserted after 18 months after the Closing Date; provided, however, that notwithstanding the foregoing claim deadlines, any claim made prior to the applicable claim deadline may continue until such claim is finally resolved. The parties to this Agreement expressly agree that no Subject Partner Company shall have any liability, whether direct or indirect, after the Closing for (a) any breach of a representation and warranty of Partner Company or Partner Company Stockholder contained in this Agreement or any other document delivered by any of them at the Closing or (b) the failure to observe or perform any covenant or agreement of Partner Company or Partner Company Stockholder set forth herein or therein.”

(f) The Combination Agreement is hereby amended by deleting Section 6.14(a) in its entirety and replacing it with the following:

“(a) Prior to the Closing Date, Partner Company shall establish Partner Company Subsidiary as a wholly owned subsidiary of Partner Company and shall transfer to Partner Company Subsidiary all of the assets and liabilities of Partner Company, other than those assets and liabilities associated with the Kyle Operations set forth on Section 6.14(a) to the Partner Company Disclosure Schedule. Prior to making any such transfers, Founder shall have the opportunity to review and approve all documentation relating thereto, which approval shall not be unreasonably withheld, conditioned or delayed.”

2. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES) AS TO ALL MATTERS INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

3. Continued Validity. Except as set forth in this Amendment, all other provisions of the Combination Agreement shall remain in full force and effect.

4. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TAYLOR & MARTIN GROUP, INC.

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chief Executive Officer

IMAGE MICROSYSTEMS, INC.

By:	/s/ Alex Abadi
Name:	Alex Abadi
Title:	Chief Executive Officer

PARTNER COMPANY STOCKHOLDER:

/s/ Alex Abadi
Alex Abadi

[Signature Page to Amendment No. 1 to Combination Agreement]